UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2014

South Jersey Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-6364	22-1901645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One South Jersey Plaza, Folsom, NJ 08037
(Address of principal executive offices) (Zip Code)

(609) 561-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13(3)-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2014, South Jersey Industries, Inc. (the “Company”) announced the election of Michael J. Renna as President and Chief Operating Officer of the Company, effective January 24, 2014.  Edward J. Graham, formerly Chairman, President and CEO of the Company, will retain his position as Chairman and CEO.

Mr. Renna has also been elected to the Company’s board of directors, effective January 24, 2014.  In connection with such election, the board of directors of the Company amended the Company’s bylaws to increase the size of its board of directors from 10 to 11 members at its meeting January 24, 2014.

Mr. Renna, age 46, has held various positions with the Company and its subsidiaries since 1998, including serving as a Senior Vice President of the Company and as President of the Company’s subsidiaries, South Jersey Energy and South Jersey Energy Solutions.  There are no arrangements or understandings between Mr. Renna and any other persons pursuant to which Mr. Renna was elected President and Chief Operating Officer and a director of the Company.  There have been no transactions nor are there any proposed transactions between the Company and Mr. Renna that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The press release announcing the election of Mr. Renna as President and Chief Operating Officer and a director of the Company is attached hereto as Exhibit 99.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the election of Michael J. Renna to the Company’s board of directors, the board of directors amended the Company’s bylaws (Article II, Section 2.1) to increase the size of the board of directors from 10 to 11 members at its meeting on January 24, 2014.  A copy of the amended bylaws is attached hereto as Exhibit 3.2.

Item 9.01	Financial Statements and Exhibits

Exhibit Index

Exhibit No.	Description

3.2	Bylaws of South Jersey Industries, Inc. as amended and restated through January 24, 2014.
99.1	Press release of South Jersey Industries, Inc., dated January24, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOUTH JERSEY INDUSTRIES, INC

Date: January 24, 2014	By: /s/ Gina Merritt-Epps
Gina Merritt-Epps, Esq.
General Counsel & Corporate Secretary